EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES

$5 MILLION SHARE REPURCHASE PROGRAM

CALABASAS, CA, August 11, 2020 – Unico American Corporation (NASDAQ:UNAM) ("Unico," or the "Company"), announced today that, its Board of Directors authorized a share repurchase program for up to $5 million of its outstanding common stock.

The share repurchase program is effective immediately and replaces the Company’s existing share repurchase program. The purchases under the share repurchase program may be made from time to time in the open market, through block trades, 10b5-1 trading plans, privately negotiated transactions or otherwise and in accordance with applicable laws, rules and regulations. The timing and actual number of the shares repurchased will depend on a variety of factors including price, market conditions and corporate and regulatory requirements. The company intends to fund the share repurchases from cash on hand. The share repurchase program does not commit the company to repurchase shares of its common stock and it may be amended, suspended or discontinued at any time.

About Unico:

Headquartered in Calabasas, California, Unico is an insurance holding company whose subsidiaries underwrite and market property and casualty insurance, and transact health insurance, insurance premium financing and membership association services. Unico is publicly owned and traded on the Nasdaq Global Market under the symbol UNAM.

Notice Regarding Forward-Looking Statements. Certain statements in this press release are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995 and the Company intends that such forward-looking statements are subject to safe harbors created thereby. These statements, which may be identified by words or phrases such as “anticipate,” “appear,” “believe,” “estimate,” ‘expect,” ‘intend,” “plan,” “predict,” “will,” “may,” “likely,” “future,” “should,” “could,” and “would” and similar words, are intended to identify forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, trends in its business, or other characterizations of future events or circumstances are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the NASDAQ Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to capital investments of the Company. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.